Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter 2020 Results

NEWARK, NJ — August 6, 2020: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported second quarter 2020 earnings of $0.06 per basic and diluted share on revenue of $76.1 million.

HIGHLIGHTS

(Throughout this release, 2Q20 results are compared to 2Q19 results unless otherwise noted)

●	Global RCEs served increased by 64,000 (18%) year over year and 20,000 (5%) sequentially to 421,000. Global meters served increased by 88,000 (20%) year over year and 4,000 (1%) sequentially to 536,000.

●	At Genie Retail Energy (GRE), Genie’s US retail energy provider business, per-meter electricity consumption increased 26%.

●	Consolidated revenue increased 24.7% to $76.1 million from $61.0 million driven by increased electricity consumption.

●	Consolidated income from operations improved to $2.7 million compared to a loss from operations of $9.3 million. Consolidated Adjusted EBITDA[1] increased to $3.5 million from negative Adjusted EBITDA[1] of $9.1 million.

●	GRE’s income from operations improved to $6.0 million compared to a loss from operations of $5.4 million, and Adjusted EBITDA[1] increased to $6.2 million from negative Adjusted EBITDA[1] of $5.1 million.

●	Basic and diluted EPS improved to $0.06 from a loss per basic and diluted share of $0.29.

●	During the second quarter, Genie repurchased 200,873 shares of its Class B common stock for $1.5 million.

COMMENTS OF MICHAEL STEIN, CEO

“Genie Energy delivered strong financial and operational results, much improved from the difficult year ago quarter. We again expanded our global customer base led by growth in our overseas markets, and reported the highest level of Adjusted EBITDA1 for any second quarter in our history.

“Given our continued favorable outlook and strong cash generation in recent quarters and after increasing our quarterly dividend last quarter, we resumed repurchasing shares in the second quarter.

“The Genie team again did an outstanding job growing our business and significantly enhancing our bottom-line results despite the challenges of the COVID-19-impacted environment while working from home. A big ‘Thank you!’ to them.”

CONSOLIDATED RESULTS

$ in millions, except EPS	2Q20	1Q20	2Q19	2Q20-2Q19 Change (%/$)
Revenue	$76.1	$104.1	$61.0	+24.7%
Gross profit	$19.5	$28.9	$9.0	+117.1%
Gross margin percentage	25.6%	27.8%	14.7%	+1090 BP
SG&A expense	$16.0	$19.5	$18.3	+1.3%
Stock-based compensation included in SG&A	$0.4	$0.5	$0.3	+$0.1
Depreciation and amortization	$0.7	$0.8	$0.9	$(0.2)
Bad debt expense	$0.6	$0.6	$0.3	+$0.3
Impairment of assets	$0.8	$0.2	-	+$0.8
Income from operations	$2.7	$9.2	$(9.3)	+12.0
Adjusted EBITDA[1]	$3.5	$10.3	$(9.1)	+$12.6
Equity in the net loss in equity method investees[2]	$(1.2)	$(0.4)	$(1.1)	$(0.1)
(Provision for) benefit from income taxes	$(0.6)	$(2.6)	$1.7	$(2.3)
Net income attributable to Genie Energy common stockholders	$1.6	$5.5	$(7.8)	+$9.4
Earnings per diluted share attributable to Genie Energy common stockholders	$0.06	$0.20	$(0.29)	+$0.35
Net cash provided by (used in) operating activities	$16.4	$(2.7)	$(3.1)	+$19.5

GLOBAL METERS AND RCEs

Global RCEs and Meters (in thousands)[3]	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Electricity RCEs	346	325	297	309	291
Natural gas RCEs	75	76	77	75	66
Total RCEs	421	401	374	384	357

Electricity meters	429	421	390	392	361
Natural gas meters	107	111	107	100	87
Total meters	536	532	497	492	448

Genie Energy’s global customer base increased year-over-year and sequentially driven by investment in customer acquisition in overseas and domestic markets. The pace of growth in the second quarter was slowed by COVID-19 related sales restrictions in key markets. Genie Energy’s global RCE and meter totals are provided in the chart below.

SEGMENT RESULTS

Genie Retail Energy (GRE)

Genie Retail Energy $ in millions	2Q20	1Q20	2Q19	2Q20-2Q19 Change (%/$)
Total revenue	$66.5	$79.1	$54.4	+22.1%
Electricity revenue	$61.1	$63.1	$49.2	+24.0%
Natural gas revenue	$5.4	$16.1	$5.2	+3.9%
Gross profit	$17.1	$27.6	$8.2	+106.8%
Gross margin percentage	25.7%	34.9%	15.1%	+1060 BP
SG&A expense	$11.1	$14.6	$13.7	(18.8)%
Depreciation and amortization	$0.1	$0.1	$0.2	$(0.1)
Income from operations	$6.0	$13.0	$(5.4)	+$11.4
Adjusted EBITDA[1]	$6.2	$13.3	$(5.1)	+$11.3

GRE - KPIs and Take-Aways:

●	RCEs served at June 30, 2020 increased to 343,000 from 318,000 a year earlier and from 330,000 at March 31, 2020. The year over year and sequential increases reflect a sustained focus on the acquisition of higher consumption meters, increased residential electricity consumption due to warmer weather in 2Q20 compared to 2Q19 and COVID-19 “stay-at-home” orders.

●	Meters served at June 30, 2020 decreased to 374,000 from 379,000 a year earlier and from 384,000 at March 31, 2020. The decreases reflect a slower pace of gross meter additions, partially offset by a reduction in monthly customer churn.

●	Gross meters added during 2Q20 totaled 40,000 compared to 91,000 in 2Q19 and 69,000 in 1Q20. COVID-19-related public health restrictions reduced sales activity through certain channels in 2Q20.

●	Average monthly customer churn decreased to 3.9% from 4.4% in 2Q19 and 4.7% in 1Q20, reflecting decreased sales activity by competitors as a result of COVID-19-related restrictions.

●	The year over year increase in electricity revenue was driven by a 26% increase in consumption per meter and, to a lesser extent, the growth of GRE’s electricity customer base, which more than offset a decrease in revenue per kilowatt-hour sold.

●	The year over year increases in income from operations and Adjusted EBITDA[1] were driven by increased electricity consumption and improved gross margin, augmented by a decrease in customer acquisition expense.

Genie Retail Energy International (GRE International)

GRE International $ in millions	2Q20	1Q20	2Q19	2Q20-2Q19 Change (%/$)
Total revenue	$5.0	$7.0	$2.9	+75.5%
Gross profit (loss)	$1.9	$(0.3)	$0.2	+$1.7
Gross margin percentage	38.0%	(4.0)%	8.4%	+2960 BP
SG&A expense	$2.5	$2.2	$1.8	+$0.7
Loss from operations	$(0.6)	$(2.5)	$(1.6)	+$1.0
Adjusted EBITDA[1]	$(1.6)	$(2.0)	$(1.9)	+$0.3
Equity in the net loss in Orbit Energy[4]	$(1.5)	-	$(0.9)	$(0.6)

GRE International – KPIs and Take-Aways:

●	RCE’s served[3] at June 30, 2020 increased to 79,000 from 39,000 a year earlier and from 72,000 at March 31, 2020 led by growth of Orbit Energy’s customer base in the U.K.

●	Meters served[3] at June 30, 2020 increased to 161,000 from 69,000 a year earlier and from 148,000 at March 31, 2020.

●	On a pro forma basis[5], inclusive of Orbit Energy’s revenue, GRE International’s revenue increased to $19.9 million in 2Q20 from $7.7 million in 2Q19.

●	Loss from operations decreased year over year reflecting increases in revenue and gross margin, specifically within our Lumo Energia operations in Finland.

●	On a pro forma basis[5], inclusive of Orbit Energy’s loss from operations, GRE International’s loss from operations decreased to $2.4 million in 2Q20 from $3.9 million in 2Q19.

Genie Energy Services (GES)

GES comprises Diversegy, a commercial energy consulting business, Genie’s interest in Prism Solar, a supplier of solar panels and solutions, and Genie Solar Energy.

●	GES’ revenue increased to $4.6 million from $3.7 million reflecting increased revenue at Genie Solar Energy.

●	GES’ loss from operations was $1.1 million compared to a loss from operations of $0.7 million in 2Q19. The increase was attributable to a write-down of Prism Solar assets.

Genie Oil and Gas (GOGAS)

●	Operations at GOGAS’ Afek oil and gas exploration subsidiary remain suspended pending final testing on an existing well.

●	GOGAS’ loss from operations[6] decreased to $0.2 million from $0.4 million in 2Q19.

Corporate

●	Corporate loss from operations was $1.2 million in both 2Q20 and 2Q19. The losses include the impact of corporate stock-based compensation which increased to $0.2 million from $0.1 million in 2Q19.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At June 30, 2020, Genie Energy had $142.4 million in total assets, including $41.8 million in cash, cash equivalents and restricted cash. Liabilities totaled $59.8 million and working capital (current assets less current liabilities) totaled $49.1 million.

Cash provided by operating activities in 2Q20 was $16.4 million compared to cash used in operating activities of $3.1 million in 2Q19.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie’s Board of Directors has declared a second quarter dividend of $0.085 with a record date of August 18, 2020. The dividend will be paid on or about August 26, 2020. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (https://genie.com/investors/investor-relations/) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, August 6, 2020, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial 1-888-224-3760 (toll-free from the US) or 1-303-223-4373 (international) and request the Genie Energy conference call.

Approximately three hours after the call, a call replay will be accessible by dialing 1-844-512-2921 (toll-free from the US) or 1-412-317-6671 (international) and providing the replay PIN: 21967026. The replay will remain available through August 13, 2020. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial and industrial brokerage and consultative services company, and Genie Solar Energy and Prism Solar, which design, supply and install commercial solar solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

CONTACT:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

FOOTNOTES:

1 Adjusted EBITDA for all periods presented is a non-GAAP measure. The ‘Reconciliation of Non-GAAP Financial Measures’ at the end of this release provides an explanation of Adjusted EBITDA and reconciliations to its most directly comparable GAAP measures.

2Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K., and Atid, a drilling contractor based in Israel in which it holds a minority stake, under the equity method of accounting. Under this method, Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated and expenses incurred are not reflected in Genie Energy’s consolidated revenue and expenses. However, Orbit Energy’s customers are included in metrics regarding our global customer base.

3Includes RCEs and meters acquired and served by Genie Energy’s domestic and international retail energy provider businesses including operations in Scandinavia and Japan and at Genie’s joint venture in the U.K. (although U.K. operations are not included in our consolidated results of operations).

4Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K., under the equity method of accounting. Revenue generated, and expenses incurred, are not reflected in segment revenue and operating expenses. RCE and meter counts do, however, include Orbit Energy customers.

5Pro forma results for all periods presented are non-GAAP measures intended to provide useful information that supplement the core operating results in accordance with GAAP of the relevant segment. Please refer to the ‘Reconciliation of Non-GAAP Financial Measures’ at the end of this release for an explanation of the pro forma results as well as for reconciliations to their most directly comparable GAAP measures.

6Genie Energy accounts for its minority interest in Atid, a drilling company based in Israel, under the equity method of accounting. Atid’s revenue generated, and expenses incurred, are not reflected in segment revenue and operating expenses.

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$33,390	$31,242
Restricted cash—short-term	7,876	6,792
Trade accounts receivable, net of allowance for doubtful accounts of $3,552 and $2,631 at June 30, 2020 and December 31, 2019, respectively	41,761	49,822
Inventory	14,702	16,632
Prepaid expenses	4,331	6,318
Other current assets	4,753	2,133
Total current assets	106,813	112,939
Property and equipment, net	435	3,607
Goodwill	12,137	12,135
Other intangibles, net	5,440	6,837
Investment in equity method investees	624	675
Restricted cash—long-term	493	520
Deferred income tax assets, net	9,617	12,154
Other assets	6,862	7,377
Total assets	$142,421	$156,244
Liabilities and equity
Current liabilities:
Loan payable	$1,392	$921
Trade accounts payable	21,578	24,387
Accrued expenses	28,652	26,116
Contract liability	834	13,426
Income taxes payable	2,206	1,591
Due to IDT Corporation, net	95	381
Short-term revolving line of credit	—	2,514
Other current liabilities	2,961	2,820
Total current liabilities	57,718	72,156
Long-term notes payable	—	777
Other liabilities	2,101	2,381
Total liabilities	59,819	75,314
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at June 30, 2020 and December 31, 2019	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2020 and December 31, 2019	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 25,805 and 25,785 shares issued and 24,562 and 24,755 shares outstanding at June 30, 2020 and December 31, 2019, respectively	258	258
Additional paid-in capital	140,470	139,615
Treasury stock, at cost, consisting of 1,243 and 1,030 shares of Class B common stock at June 30, 2020 and December 31, 2019	(9,221)	(7,675)
Accumulated other comprehensive income	2,553	2,519
Accumulated deficit	(56,831)	(59,671)
Total Genie Energy Ltd. stockholders’ equity	96,988	94,805
Noncontrolling interests	(14,386)	(13,875)
Total equity	82,602	80,930
Total liabilities and equity	$142,421	$156,244

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except per share data)
Revenues:
Electricity	$65,906	$52,055	$135,877	$114,669
Natural gas	5,396	5,194	21,467	23,900
Other	4,773	3,760	22,782	9,057
Total revenues	76,075	61,009	180,126	147,626
Cost of revenues	56,588	52,031	131,734	113,057
Gross profit	19,487	8,978	48,392	34,569
Operating expenses and losses:
Selling, general and administrative (i)	15,956	18,254	35,456	34,011
Impairment of assets	801	—	993	—
Income from operations	2,730	(9,276)	11,943	558
Interest income	20	189	143	281
Interest expense	(58)	(178)	(175)	(319)
Equity in the net loss in equity method investees, net	(1,173)	(1,071)	(1,552)	(1,868)
Other (expenses) income, net	(52)	157	98	232
Income (loss) before income taxes	1,467	(10,179)	10,457	(1,116)
(Provision for) benefit from income taxes	(587)	1,678	(3,156)	(1,225)
Net income (loss)	880	(8,501)	7,301	(2,341)
Net (loss) attributable to noncontrolling interests	(1,083)	(1,035)	(494)	(944)
Net income (loss) attributable to Genie Energy Ltd.	1,963	(7,466)	7,795	(1,397)
Dividends on preferred stock	(370)	(370)	(740)	(740)
Net income (loss) attributable to Genie Energy Ltd. common stockholders	$1,593	$(7,836)	$7,055	$(2,137)

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.06	$(0.29)	$0.27	$(0.08)
Diluted	$0.06	$(0.29)	$0.26	$(0.08)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	26,087	26,595	26,098	26,614
Diluted	26,853	26,595	26,804	26,614

Dividends declared per common share	$0.085	$0.075	$0.160	$0.150
(i) Stock-based compensation included in selling, general and administrative expenses	$401	$323	$884	$772

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019
	(in thousands)
Operating activities
Net income (loss)	$7,301	$(2,341)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,548	1,855
Impairment of assets	993	—
Deferred income taxes	2,537	777
Provision for doubtful accounts receivable	1,215	314
Loss on sale of assets held for sale	78	—
Stock-based compensation	884	772
Equity in the net loss in equity method investees	1,552	1,868
Gain on deconsolidation of subsidiaries	(98)	—
Change in assets and liabilities:
Trade accounts receivable	6,847	2,917
Inventory	1,930	(961)
Prepaid expenses	2,016	(2,069)
Other current assets and other assets	223	(698)
Trade accounts payable, accrued expenses and other current liabilities	(1,006)	2,348
Contract liability	(12,707)	(357)
Due to IDT Corporation	(286)	(42)
Income taxes payable	615	(511)
Net cash provided by operating activities	13,642	3,872
Investing activities
Capital expenditures	(99)	(329)
Proceeds from disposal of assets held for sale	5	—
Payment for acquisition of intangible	(298)	—
Investments in equity method investee	(1,502)	—
Payments for business acquisition, net of cash acquired	—	(1,852)
Investments in notes receivables	—	(177)
Repayment of notes receivable	12	282
Net cash used in investing activities	(1,882)	(2,076)
Financing activities
Dividends paid	(4,955)	(4,809)
Repayment of short-term debt—Lumo	—	(2,260)
Proceeds from revolving line of credit	1,000	—
Repayment of revolving line of credit	(3,514)	—
Proceeds from loan	1,395	—
Repayment of notes payable	(930)	—
Exercise of stock options	—	965
Purchases of Class B common stock	(1,546)	—
Repayment of notes payable	(17)	(28)
Net cash used in financing activities	(8,566)	(6,132)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	12	12
Net increase (decrease) in cash, cash equivalents, and restricted cash	3,205	(4,324)
Cash, cash equivalents, and restricted cash at beginning of period	38,554	44,197
Cash, cash equivalents, and restricted cash at end of period	$41,759	$39,873

Reconciliation of Non-GAAP Financial Measures for the Second Quarter 2020

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the second quarter 2020, as well as for comparable periods, pro forma results and Adjusted EBITDA, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of pro forma results consist of the corresponding GAAP metric with the addition of the corresponding results for Orbit Energy, the company’s joint venture operating in the United Kingdom. GAAP results for Orbit Energy are accounted for under the equity method of accounting. Under this method, Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated, expenses incurred and income from operations are not reflected in Genie Energy’s consolidated revenue and expenses. However, Orbit Energy’s customers are included in metrics regarding our customer base. Pro forma results are calculated by adding the result for Orbit Energy to its corresponding GAAP result. Pro forma results are provided for the second quarter 2020 and second quarter 2019 to supplement the following results: revenue of the Genie Retail Energy International segment; and loss from operations for the Genie Retail Energy International segment.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of in equity method investees, net, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation, amortization, stock-based compensation and impairment of goodwill and subtract equity in net loss in equity method investees, net.

Management believes that Genie Energy’s pro forma results and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses the pro forma results and Adjusted EBITDA, among other measures, as relevant indicators of core operational strengths in its financial and operational decision making. In addition, management uses and Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

The pro forma results facilitates evaluation of the results of all of the company’s retail energy provider (REP) businesses as if they were fully consolidated, which provides useful information regarding the size, growth and financial performance of all of the company’s REP businesses, In contrast, GAAP results only include the company’s equity in the results of the operations of its U.K. venture.

Management refers to pro forma results and Adjusted EBITDA, as well as the GAAP measures revenue, gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

Pro forma revenue and pro forma income from operations as well as Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of pro forma revenue, pro forma income from operations and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of pro forma results and Adjusted EBITDA to their most directly comparable GAAP measures. Pro forma revenue for the Genie Retail Energy International segment is reconciled to the segment’s revenue, and Genie Retail Energy International’s pro forma loss from operations is reconciled to the segment’s loss from operation. Adjusted EBITDA is reconciled to income from operations for Genie Energy’s reportable segments and net income for Genie Energy on a consolidated basis.

Reconciliation of pro forma GRE International revenue and loss from operations

Genie Retail Energy International (GREI) Segment Results
(results in millions)	2Q20	2Q19

GREI segment revenue	$5.0	$2.9
plus Orbit Energy revenue	$14.9	$4.8
Pro forma GREI segment revenue	$19.9	$7.7

GREI segment loss from operations	$(0.6)	$(1.6)
plus Orbit Energy loss from operations	$(1.8)	$(2.3)
Pro forma GREI segment loss from operations	$(2.4)	$(3.9)

Reconciliation of Adjusted EBITDA

	Total	GRE	GES	GREI	GOGAS	CORP
Three months ended June 30, 2020 (2Q20)
Net income attributable to Genie Energy Limited	$1,963
Net loss attributable to non-controlling interests	(1,083)
Net income	$880
Provision for income taxes	587
Other expenses, net	52
Interest expense	58
Interest income	(20)
Equity in the net loss of equity method investees	1,173
Income (loss) from operations	$2,730	$5,957	$(1,113)	$(607)	$(172)	$(1,335)
Add:
Stock-based compensation	401	175		14		213
Depreciation and amortization	722	118	95	495	14
Impairment	801		801
Subtract:
Equity in the net loss of equity method investees	1,173			1,502	(224)	(105)
Adjusted EBITDA	$3,481	$6,250	$(217)	$(1,600)	$66	$(1,017)

	Total	GRE	GES	GREI	GOGAS	CORP
Three months ended March 31, 2020 (1Q20)
Net income attributable to Genie Energy Limited	$5,832
Net loss attributable to non-controlling interests	589
Net income	$6,421
Provision for income taxes	2,569
Other income, net	(150)
Interest expense	123
Interest income	(128)
Equity in the net loss of equity method investees	379
Income from operations	$9,214	$13,017	$342	$(2,520)	$(224)	$(1,403)
Add:
Stock-based compensation	483	156		37		291
Depreciation and amortization	826	112	208	490	15
Impairment	192		192
Subtract:
Equity in the net loss of equity method investees	379				260	119
Adjusted EBITDA	$10,336	$13,285	$742	$(1,993)	$(469)	$(1,231)

	Total	GRE	GES	GREI	GOGAS	CORP
Three months ended June 30, 2019 (2Q19)
Net loss attributable to Genie Energy Limited	$(7,466)
Net loss attributable to non-controlling interests	(1,035)
Net income	$(8,501)
Benefit from income taxes	(1,678)
Other income, net	(157)
Interest expense	178
Interest income	(189)
Equity in the net loss of equity method investees	1,071
(Loss) income from operations	$(9,276)	$(5,418)	$(682)	$(1,607)	$(381)	$(1,188)
Add:
Stock-based compensation	323	108		94		122
Depreciation and amortization	926	186	244	481	14
Impairment
Subtract:
Equity in the net loss of equity method investees	1,071			867	204
Adjusted EBITDA	$(9,098)	$(5,124)	$(438)	$(1,899)	$(571)	$(1,066)

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